Exhibit 10.4

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT,
LIMITED WAIVER AND CONSENT
AND
FIRST AMENDMENT TO SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, LIMITED WAIVER AND CONSENT AND FIRST AMENDMENT TO SECURITY AGREEMENT (hereinafter called this “Amendment”) is dated as of June 17, 2008, by and among BREITBURN OPERATING L.P., a Delaware limited partnership (the “Company”), BREITBURN ENERGY PARTNERS L.P., as Parent Guarantor (“Parent”), the Company’s Subsidiaries, as guarantors (the “Guarantors”), the Lenders (defined below), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity “Administrative Agent”).

WITNESSETH:

WHEREAS, the Company, the Guarantors, Administrative Agent, Issuing Lender and the Lenders have entered into that certain Amended and Restated Credit Agreement dated as of November 1, 2007 (as amended, modified or restated from time to time, the “Credit Agreement”), whereby upon the terms and conditions therein stated the Lenders have agreed to make certain loans to the Company upon the terms and conditions set forth therein; and

WHEREAS, the Company has requested that the Lenders agree to increase the Borrowing Base to $900,000,000 pursuant to Section 2.05 of the Credit Agreement; and

WHEREAS, the Company and the Parent have notified the Administrative Agent and the Lenders that Parent intends to consummate the Provident Acquisition and the BEC Contribution each as herein defined; and

WHEREAS, the Company and the Parent have notified the Administrative Agent and the Lenders that the Parent will enter into an agreement with BreitBurn Energy Corporation to transfer up to 50% of BreitBurn Management Company to a group that includes BreitBurn Energy Corporation and which acquires BreitBurn Energy Company L.P.; and

WHEREAS, as a condition to the amendments, consents and waivers set forth herein, the Administrative Agent and the Lenders require BreitBurn GP LLC to become a party to the Security Agreement; and

WHEREAS, subject to the terms hereof, the undersigned Lenders are willing to agree to the consents, waivers and amendments to the Credit Agreement and the Security Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:

SECTION 1. Defined Terms.

(a) As used in this Amendment the following terms have the meanings set forth below.

“Amendment Closing Date Transactions” means the Provident Acquisition and the BEC Contribution.

“Amendment Effective Date” has the meaning given to such term in Section 6.

“BEC Contribution” means the contribution by BreitBurn Energy Corporation to the Parent of all of BreitBurn Energy Corporation’s interests in BreitBurn Management Company on the Amendment Effective Date pursuant to the BEC Contribution Agreement.

“BEC Contribution Agreement” means the Contribution Agreement dated as of June 11, 2008, by and among BreitBurn Energy Corporation and the Parent, as Buyer, governing the BEC Contribution.

“BMC Transfer” means the transfer by the Parent of up to 50% of BreitBurn Management Company to BreitBurn Energy Company L.P. to a group that includes BreitBurn Energy Corporation and which acquires BreitBurn Energy Company, L.P. in a transaction that is approved by the independent directors of BreitBurn GP LLC and that is on fair and reasonable terms no less favorable to the Parent and its Affiliates than would be obtainable in a comparable arm’s-length transaction with a Parent not an Affiliate of the Parent.

“BreitBurn Management Company” means BreitBurn Management Company, LLC, a Delaware limited liability company.

“Organization Document Amendments” means the amendments to the Organization Documents of the Loan Parties being made on the Amendment Effective Date.

“Provident” means, collectively, Pro LP Corp. and Pro GP Corp.

“Provident Acquisition” means the consummation of the following transactions pursuant to the Provident Acquisition Agreement: (i) the acquisition by the Parent from Pro LP Corp., an affiliate of Provident Energy Trust, of all of Pro LP Corp.’s limited partnership interests in Parent, followed by cancellation on the Amendment Closing Date of such interests, (ii) acquisition by the Parent from Pro GP Corp. of all of Pro GP Corp.’s limited partnership interests in the Parent, followed by cancellation on the Amendment Closing Date of such interests, (iii) acquisition by the Parent from Pro GP Corp. and Pro LP Corp., an affiliate of Provident Energy Trust of all the limited liability company interests in BreitBurn Management Company owned by Pro GP Corp. and Pro LP Corp., (iv) the contribution by BreitBurn Management Company to the Parent of the ownership interest in BreitBurn GP LLC, so that following such contribution BreitBurn GP LLC will be a wholly owned subsidiary of the Parent.

“Provident Acquisition Agreements” (i) the Purchase Agreement dated as of June 11, 2008, by and among Pro LP Corp., a Delaware corporation and Pro GP Corp., a Delaware corporation, as Selling Parties), and the Parent, as Buyer, governing the purchase and sale of general partnership interests in the Parent, and (ii) the Purchase Agreement dated as of June 11, 2008, by and among Pro LP Corp., a Delaware corporation and Pro GP Corp., a Delaware corporation, as Selling Parties), and the Parent, as Buyer, governing the purchase and sale of limited liability company interests in BreitBurn Management company, LLC .

“Transactions” means the Amendment Closing Date Transactions and the BMC Transfer.

(b) Except as may otherwise be provided herein, all other capitalized terms that are defined in the Credit Agreement shall have the same meaning herein as therein, all of such terms and their definitions being incorporated herein by reference.

SECTION 2. Limited Waiver and Consents. Effective as of the Amendment Effective Date, pursuant to the request of the Company and the Parent, the undersigned Lenders hereby:

(a) Waive the use of proceeds requirement contained in Section 7.16 of the Credit Agreement to the extent required in order to permit an advance to be made to the Company on the Amendment Effective Date, provided that the proceeds of such advance will be used by the Company (A) to pay a cash dividend to the Parent in an amount up to $345,000,000, and such cash will be used by the Parent and its affiliates to consummate the Provident Acquisition, (ii) to pay transaction costs associated with the Amendment Closing Date Transactions and with the Borrowing Base increase and the amendments, consents and waivers described herein, and (B) to pay accrued interest and fees to the Lenders. Waive the requirement that the Borrower make the representation and warranty contained in Section 6.08 of the Credit Agreement (use of loan proceeds to purchase Margin Stock) in connection with the advance made on the Amendment Effective Date.

(b)  Waive the provisions of Section 8.04 of the Credit Agreement to permit the Parent to invest in BreitBurn Management Company. Waive the provisions of Section 8.02 of the Credit Agreement to permit the BMC Transfer.

(c) Waive the restrictions on Investments contained in Section 8.04 of the Credit Agreement and the restrictions on dividends and equity repurchases contain in Section 8.09 of the Credit Agreement to permit the payment of a dividend by the Company to the Parent and to permit the acquisition of equity interests from Provident pursuant to the Provident Acquisition.

(d) Waive the requirement that transactions among Affiliates must be “in the ordinary course of business” contained in Section 8.06 of the Credit Agreement to the extent required in order to permit the Transactions, provided however, that the Lenders do not waive the requirement contained in Section 8.06 of the Credit Agreement that such transaction shall be upon fair and reasonable terms no less favorable to the Parent than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate of the Parent.

(e) Consent to the Organization Document Amendments pursuant to Section 8.11 (c) of the Credit Agreement.

(f) Waive any Default or Event of Default by reason of a Change of Control arising from the Provident Acquisition under Section 9.01(h) of the Credit Agreement arising from the Amendment Closing Date Transactions.

(g) Waive the provisions contained in Article IV and Sections 7.14 and 7.15 of the Credit Agreement to the extent required in order to permit the following: (a) BreitBurn Management Company will not be required to give a guaranty and security agreement on the Amendment Effective Date, provided however, that (i) for so long as BreitBurn Management Company is not a Guarantor, the Parent may not, either directly or through any of its Subsidiaries, make Investments in BreitBurn Management Company, and (ii) BreitBurn Management Company shall execute a guaranty agreement and security agreement if it is still a Subsidiary as defined in the Credit Agreement 90 days after the Amendment Effective Date; (b) the Parent will not be required to pledge its interests in BreitBurn GP LLC; and (c) BreitBurn GP LLC shall not be required to pledge its general partnership interest in the Parent.

SECTION 3. Amendments to Credit Agreement. Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a) Amendment to Definition of Change of Control. The definition of Change of Control is amended to read as set forth below.

“Change of Control” means

(a) General Partner shall cease to own, directly or indirectly, all of the general partner interest (including without limitation, all outstanding securities convertible to general partner interests) of the Company; or BreitBurn GP LLC shall cease to own, directly or indirectly, all of the general partner interest (including without limitation, all outstanding securities convertible to general partner interests) of Parent; or

(b) Parent shall cease to own, directly or indirectly, all of the limited partnership interests (including without limitation, all outstanding Equity convertible to limited partner interests) of the Company, or shall cease to own, directly or indirectly, all of the general partnership interest (including without limitation, all outstanding Equity convertible to general partner interests) of the Company, or shall cease to own, directly or indirectly, at least 51% of the member interest (including without limitation, all outstanding Equity convertible to limited partner interests) of BreitBurn GP LLC; or

(c) a sale of all or substantially all of the assets of the Loan Parties taken as a whole to any Person or group of Persons; or

(d) the liquidation or dissolution of Parent or the Company; or

(e) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Parent or of the general partner of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent or the general partner of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(f) the first day on which a majority of the Board of Directors of BreitBurn GP LLC are not Continuing Directors. “Continuing Directors” means any member of the board of directors (or managers, in the case of a limited liability company) of BreitBurn GP LLC, who (A) is a member of such board of directors or managers as of the date of this Agreement or (B) was nominated for election or elected to such board of directors or managers with the affirmative vote of two-thirds of the Continuing Directors who were members of such board of directors or managers at the time of such nomination or election (not including as board nominees any directors which the board is obligated to nominate pursuant to shareholders’ agreements, voting trust arrangements or similar arrangements).

(b) Amendment to the Definition of Pricing Grid. The definition of Pricing Grid is amended as follows:

“Pricing Grid” means the annualized variable rates (stated in terms of basis points (“bps”)) set forth below for the Applicable Margin, Commitment Fee and Letter of Credit Fee, based upon the ratio of Effective Amount to the Borrowing Base Amount (the “Borrowing Base Utilization Percentage”), as follows:

	Applicable Margin
Effective Amount/ Borrowing Base Amount (Borrowing Base Utilization Percentage)	LIBOR (bps)	Base Rate (bps)	Commitment Fee (bps)	Letter of Credit Fee (bps)
≥ 85%	200.00	100.00	50.00	200.00
< 85% ≥ 66%	175.00	75.00	37.50	175.00
< 66% ≥ 33%	150.00	50.00	37.50	150.00
< 33%	125.00	25.00	30.00	125.00

For any period where the ratio of the Parent’s Total Indebtedness to EBITDAX exceeds 3.50:1.00, the LIBOR margin, Base Rate margin and Letter of Credit Fee shall be 25.0 basis points greater at each level than the margin indicated above, and the Commitment Fee shall be 5.0 basis points greater than indicated above.

Each change in the Applicable Margin, Commitment Fee and Letter of Credit Fee shall apply during the period commencing on the date of such change in the Borrowing Base Utilization Percentage (as defined above) and ending on the date immediately preceding the effective date of the next such change in the Borrowing Base Utilization Percentage, provided, however, that if at any time the Company fails to deliver a Reserve Report pursuant to Section 7.02, then until such time as a Reserve Report is delivered the “Applicable Margin” means, and the Commitment Fee and Letter of Credit shall be set at, the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

Any increase or decrease in the Applicable Margin, Commitment Fee or Letter of Credit Fee resulting from a change in the Parent’s Total Indebtedness to EBITDAX shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the 25.0 basis points and 5.0 basis points increases shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.”

(c) Amendment to Section 7.14 (Pledge of Equity in New Subsidiary). Section 7.14 of the Credit Agreement is amended by adding the parenthetical “(other than BreitBurn GP LLC, for so long as it is the general partner of the Parent)” after the phrase “any new Subsidiary”.

(d) Amendment to Section 8.10 (Derivative Contracts). Section 8.10(a)(iii) of the Credit Agreement is amended by replacing the phrase “any of the Lenders or their Affiliates” with “a Lender Derivative Provider” and Section 8.10(b)(iii) of the Credit Agreement is amended by replacing the phrase “a Lender or its Affiliate” with “a Lender Derivative Provider”.

(e) Amendment to Section 8.04 of the Credit Agreement (Loans and Investments). Section 8.04 of the Credit Agreement is amended by:

(i) deleting the word “and” at the end of clause (i),

(iii) inserting the following immediately following clause (i):

“(j) Investments by the Parent in BreitBurn Management, Company LLC from and after such time as Breitburn Management Company, LLC becomes a Guarantor; and”

(iii) relettering clause (j) as clause (k).

(f) Amendment to Section 8.07 (Margin Stock). Section 8.07 of the Credit Agreement is amended by designating the existing language as clause (a) and adding the following new clause (b):

“(b) The Loan Parties, individually or in the aggregate, shall not at any time own Margin Stock the value of which, for purposes of Regulation U, would exceed 10% of the value of the Collateral unless (i) such Margin Stock shall have been pledged to the Administrative Agent to secure the Obligations and the relevant Loan Party shall have delivered such documentation as the Administrative Agent requires in connection with such pledge and (ii) the Company shall have furnished to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U or Regulation X of the FRB, as the case may be.”

(g) Amendment to Section 8.15 (Leverage Ratio). Section 8.15 of the Credit Agreement is amended to read as set forth below:

8.15 Leverage Ratio. Parent shall not permit the ratio of Total Indebtedness to EBITDAX, as of the last day of each fiscal quarter ending on the date set forth below, to be greater than the amount set forth below opposite such date:

(a) June 30, 2008: 4.25 to 1.00;
(b) September 30, 2008: 4.00 to 1.00, and
(c) December 31, 2008 and thereafter: 3.50 to 1.00.

(h) Amendment to Section 9.01 (Events of Default), Section 9.01 of the Credit Agreement is amended by deleting the period at the end of clause (o) and inserting in lieu thereof “; or” and inserting the following new clause (p): “A change shall occur in the manner in which Parent is treated for U.S. federal income tax purposes if such change could reasonably be expected to have a Material Adverse Effect.”

(i) Amendment to Exhibit A-1 Form of Notice of Revolving Credit Borrowing. Exhibit A-1 (Form of Notice of Revolving Credit Borrowing) of the Credit Agreement is amended by adding the following after the sentence “The Borrowing requested herein complies with the provisions of Section 2.01 of the Credit Agreement.”:

“The undersigned hereby certifies that the Pricing Grid Certificate attached hereto is true and correct on the date hereof, and will be true and correct on the Borrowing Date, before and after giving effect to the Loans as herein specified.

The Company agrees that if prior to the time of the Borrowing of the Loan requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.”

(j) Amendment to Schedule 2.01 Commitments and Pro Rata Shares. Schedule 2.01 (Commitments and Pro Rata Shares) of the Credit Agreement is revised to read as set forth on Schedule 2.01 attached hereto.

(a) Amendment to Exhibit A-1 Form of Notice of Revolving Credit Borrowing. Exhibit A-1 (Form of Notice of Revolving Credit Borrowing) of the Credit Agreement is amended by adding the following after the sentence “The Borrowing requested herein complies with the provisions of Section 2.01 of the Credit Agreement.”:

“The undersigned hereby certifies that the Pricing Grid Certificate attached hereto is true and correct on the date hereof, and will be true and correct on the Borrowing Date, before and after giving effect to the Loans as herein specified.

The Company agrees that if prior to the time of the Borrowing of the Loan requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent.”

SECTION 4. Borrowing Base Increase. Effective as of the Amendment Effective Date, the Borrowing Base is increased to $900,000,000 and each Lender’s share of the Borrowing Base is as set forth on Schedule 2.01 attached hereto.

SECTION 5. Amendment to Security Agreement. The definition of “Excluded Equity Interests” is amended by adding a new clauses (ii), (iii) and (iv), and by renumbering existing clause (ii) to become clause (v), so that the definition reads in its entirety as follows:

“Excluded Equity Interests means, (i) each Debtor’s Equity in Frederic HOF Limited Partnership, Saginaw Bay Lateral Michigan Limited Partnership, Seal Beach Gas Processing Venture, Wilderness-Chester Gas Processing Limited Partnership, Wilderness-Chester LLC, Wilderness Energy, L.C., and Wilderness Energy Services Limited Partnership if, and to the extent that, and for so long as, including such Equity in the definition of “Collateral” would violate applicable law or a contractual obligation binding on such Equity, (ii) the Parent’s Equity in BreitBurn GP, LLC, (iii) BreitBurn GP, LLC’s general partnership interest in the Parent, (iv) Margin Stock not required to be pledged pursuant to Section 8.07(b), and (v) any Equity in an entity (other than those listed in clauses (i)-(iv)) to the extent that, and for so long as, including such Equity in the definition of “Collateral” would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets; provided, however, that if any entity listed in clause (i) becomes a Wholly Owned Subsidiary, no Debtor’s Equity interests in such Wholly Owned Subsidiary shall be deemed Excluded Equity Interests; and provided further that the term Excluded Equity Interests does not include dividends or other distributions paid in respect of the Debtor’s Equity in the above-listed entities and Equity, and does not include the proceeds of any Disposition of such Equity.”

SECTION 6. Conditions of Effectiveness. This Agreement and the amendments, consents and Borrowing Base increase shall become effective as of the date first set forth above (the “Amendment Effective Date”), provided that the following conditions shall have been satisfied:

(a)  Amendment. The Administrative Agent shall have received a counterpart of this Amendment which shall have been executed by Administrative Agent, the Lenders, the Company and the Guarantors (which may be by telecopy or PDF transmission).

(b) Security Documents. The Administrative Agent shall have received guaranty agreements, security agreements and other documents and instruments as required by Article IV and Sections 7.14 and 7.15 of the Credit Agreement, requiring pledge of collateral and requiring guaranties and collateral from subsidiaries, together with certificates, financing statements and other documents that the Administrative Agent may deem necessary or desirable in connection with the Parent’s pledge of its Equity in BreitBurn Management Company, and in connection with the execution by BreitBurn GP LLC of a guaranty agreement and a security agreement.

(c) Amendments to Organization Documents. The Administrative Agent shall have received copies of the Organization Documents Amendments and such amendments shall be reasonably satisfactory to the Administrative Agent.

(d) Resolutions; Incumbency; Organization Documents, Good Standing for Company and Parent. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or a Responsible Officer with similar responsibilities of each of the Company and the Parent, or such Person’s general partner, attaching and certifying as of the Amendment Effective Date: (i) resolutions of its board of directors or members, authorizing the transactions contemplated hereby; (ii) the names and genuine signatures of the Responsible Officers of such Person, authorized to execute, deliver and perform, as applicable, this Amendment and all other Loan Documents to be delivered by such Person; (iii) the Organization Document Amendments and the Organization Documents of such Person as in effect as of the Amendment Effective Date; and (iv) the good standing certificate for such Person, from its state of formation, dated as of a recent date.

(e) Resolutions; Incumbency; Organization Documents, Good Standing for Subsidiary Guarantors. The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or a Responsible Officer with similar responsibilities of each Subsidiary Guarantor, attaching and certifying as of the Amendment Effective Date: (i) Resolutions of each Loan Party; (ii) the names and genuine signatures of the Responsible Officers of such Person, authorized to execute, deliver and perform, as applicable, this Amendment and all other Loan Documents to be delivered by such Person; (iii) the Organizational Documents of such Person and its general partners that were delivered at the Effective Date in connection with the Credit Agreement have not been amended, or if they have, attaching and certifying copies of the amendments; and (iv) the good standing certificate for such Person, from its state of formation, dated as of a recent date.

(f) No Default; Representations and Warranties; No Material Adverse Effect. Both before and after giving effect to the Borrowing on the Amendment Effective Date, the Provident Acquisition and the BEC Contribution, and after giving effect thereto:

(i) except as waived hereunder, the representations and warranties of the Company and the Guarantors in Article VI of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that the representations and warranties contained in Sections (a) and (b) of Section 6.14 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement).

(ii) no Default or Event of Default shall exist, and

(iii) since December 31, 2007, there shall have been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Action. As of the Amendment Effective Date, no order of any nature by any Governmental Entity that is in effect restrains or prohibits the consummation of any of the transactions contemplated by this Amendment, the Provident Acquisition, the BEC Contribution or any other Loan Document, and no action before any Governmental Entity shall have been instituted or threatened by any person which seeks to prevent or delay the consummation of any of such transactions or which challenges the enforceability of the Provident Acquisition Agreements, the BEC Contribution Agreement or any of the Loan Documents.

(h) Litigation. As of the Amendment Effective Date, no actions are pending and, to the Company’s knowledge, no action is threatened in law or in equity or before any Governmental Entity, against any Loan Party or its properties, that, if determined or resolved adversely, could result in a Material Adverse Effect, or that seeks to affect or pertain to the Provident Acquisition, the BEC Contribution or the other transactions contemplated by this Amendment or any other Loan Document.

(i) Provident Acquisition; BEC Contribution. Simultaneously with the making of the Loans on the Amendment Effective Date, (i) the Provident Acquisition shall be consummated in accordance with the terms of the Provident Acquisition Agreements, with the conditions precedent thereto having been satisfied, and any amendments thereto shall be satisfactory to the Administrative Agent, (ii) the limited partnership interests of Parent acquired by Parent pursuant to the Provident Acquisition shall be cancelled; (iii) the BEC Contribution shall be consummated substantially in accordance with the terms of the BEC Contribution Agreement with the conditions precedent thereto having been satisfied, and any amendments thereto shall be reasonably satisfactory to the Administrative Agent; (iii) any Governmental Entity, equity holder and third party approvals and consents necessary in connection with the execution, delivery and performance by any of the Loan Parties of the Provident Acquisition Agreements or any other Loan Document and in connection with the Provident Acquisition and the BEC Contribution shall have been received and shall be in full force and effect.

(j) Certificate of a Responsible Officer of Company and Parent. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company and the Parent: (i) certifying as of the Amendment Effective Date to the matters set forth in Sections 4(f) through (i) above; (ii) attaching a Pricing Grid Certificate, including calculation of the ratio of Total Indebtedness to EBITDAX as of March 31, 2008 calculated on a pro forma basis including the advances on the Amendment Effective Date; (iii) certifying that attached thereto is a true and complete executed copy of the Provident Acquisition Agreements and the BEC Contribution Agreement and all amendments thereto; and (iv) certifying as the names of the persons who comprise the board of directors of BreitBurn GP LLC after giving effect to the Provident Acquisition.

(k) Certificate of the Chief Financial Officer of Parent. The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the Parent, certifying as of the Amendment Effective Date as to the solvency of the Company and its subsidiaries taken as a whole and the Parent and its subsidiaries taken as a whole (after giving effect to the Provident Acquisition and the incurrence of indebtedness on the Amendment Effective Date).

(l) Opinions of Counsel. The Administrative Agent shall have received opinions of counsel to the Company and the Loan Parties, covering such matters pertaining to this Amendment as the Administrative Agent may reasonably require.

(m) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to this Amendment to the extent then due and payable on the Amendment Effective Date.

(n) Additional Documents. Such other documents, in form and substance satisfactory to Administrative Agent, as the Administrative Agent may reasonably request.

SECTION 7. Representations and Warranties. Each of the Company and each Guarantor represents and warrants to Administrative Agent and the Lenders, with full knowledge that such Persons are relying on the following representations and warranties in executing this Amendment, as follows:

(a) It has the organizational power and authority to execute, deliver and perform this Amendment, and all organizational action on the part of it requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.

(b) The Credit Agreement, as amended by this Amendment, the Loan Documents and each and every other document executed and delivered in connection with this Amendment to which it is a party constitute the legal, valid and binding obligations of it, to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. All liens created by the Loan Documents are in full force and effect.

(c) This Amendment does not and will not: (a) violate any provisions of any of the Organization Documents (after giving effect to any amendment thereto on the Amendment Effective Date) of it; and (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders or otherwise that would constitute a Material Adverse Effect or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject.

(d)  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment.

(e) After giving effect to this Amendment no Default or Event of Default will exist, and all of the representations and warranties contained in the Credit Agreement and all instruments and documents executed pursuant thereto are true and correct in all material respects on and as of this date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

SECTION 8.  Additional Representations and Warranties.

(a) Each of the Company and Parent represent and warrant to Administrative Agent and the Lenders that the amendments being made to the Organizational Documents on the Amendment Effective Date are not materially adverse to the Lenders.

(b) The Parent hereby represents and warrants that the Provident Acquisition, the BEC Contribution and the BMC Transfer are upon fair and reasonable terms no less favorable to the Parent and its Affiliates than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate of the Parent.

(c) A fairness opinion with respect to the Provident Acquisition has been received by the independent committee of directors of the Parent’s general partner.

(d) The Borrower and the Parent represent and warrant that none of the Amendment Closing Date Transactions, the Organization Document Amendments nor the acquisition by the Parent of BreitBurn GP LLC will result in or cause (1) the loss of limited liability to the holders of common units of the Parent or (2) the taxation of the Parent as an association taxable as a corporation or to be otherwise taxed as an entity for federal income tax purposes.

SECTION 9. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 10. Costs and Expenses. The Company agrees to pay all reasonable legal fees and expenses incurred by Administrative Agent in connection with the preparation, execution and delivery of this Amendment.

SECTION 11. Extent of Amendments. Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are not amended, modified or affected by this Amendment. The Company and each of the Guarantors hereby ratifies and confirms that (i) except as expressly amended hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement remain in full force and effect, (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral and the Liens on the Collateral securing the Obligations are unimpaired by this Amendment and remain in full force and effect.

SECTION 12. Loan Documents. The Loan Documents, as such may be amended in accordance herewith, are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms. This Amendment is a Loan Document.

SECTION 13. Claims. As additional consideration to the execution, delivery, and performance of this Amendment by the parties hereto and to induce Administrative Agent and Lenders to enter into this Amendment, the Company and each of the Guarantors represents and warrants that it does not know of any defenses, counterclaims or rights of setoff to the payment of any Indebtedness of the Company or any of the Guarantors to Administrative Agent, Issuing Lender or any Lender.

SECTION 14. Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or pdf shall be equally as effective as delivery of a manually executed counterpart.

SECTION 15. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that federal laws of the United States of America may apply.

SECTION 16. Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 17. NO ORAL AGREEMENTS. The rights and obligations of each of the parties to the loan documents shall be determined solely from written agreements, documents, and instruments, and any prior oral agreements between such parties are superseded by and merged into such writings. This amendment and the other written loan documents executed by the Company, the Guarantors, Administrative Agent, Issuing Lender and/or Lenders represent the final agreement between such parties, and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by such parties. There are no unwritten oral agreements between such parties.

SECTION 18. No Waiver. The Company and each of the Guarantors hereby agrees that no Event of Default and no Default has been waived or remedied by the execution of this Amendment by the Administrative Agent or any Lender. Nothing contained in this Amendment nor any past indulgence by the Administrative Agent, Issuing Lender or any Lender, nor any other action or inaction on behalf of the Administrative Agent, Issuing Lender or any Lender, (i) shall constitute or be deemed to constitute a waiver of any Defaults or Events of Default which may exist under the Credit Agreement or the other Loan Documents, or (ii) shall constitute or be deemed to constitute an election of remedies by the Administrative Agent, Issuing Lender or any Lender, or a waiver of any of the rights or remedies of the Administrative Agent, Issuing Lender or any Lender provided in the Credit Agreement, the other Loan Documents, or otherwise afforded at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE COMPANY:

BREITBURN OPERATING L.P.,
a Delaware limited Partnership

By:	/s/ Randall H. Breitenbach,
Randall H. Breitenbach,
Co-Chief Executive Officer

GUARANTORS:

ALAMITOS COMPANY,
a California corporation

By:	/s/ Randall H. Breitenbach,
Randall H. Breitenbach,
Co-President

BREITBURN FLORIDA LLC,
a Delaware limited liability company

By:	BreitBurn Operating L.P.,
its sole member

By:	BreitBurn Operating GP, LLC
its general partner

By:	/s/ Randall H. Breitenbach
Randall H. Breitenbach
Co-Chief Executive Officer

BREITBURN FULTON LLC,
a Delaware limited liability company

By:	/s/ W. Jackson Washburn,
W. Jackson Washburn,
President

Signature Page to
First Amendment, Limited Waiver and Consent

BEAVER CREEK PIPELINE, L.L.C.,
a Michigan limited liability company,

BREITBURN OPERATING GP, LLC,
a Delaware limited liability company,

BREITBURN ENERGY PARTNERS L.P.,
a Delaware limited partnership,

GTG PIPELINE LLC, a Virginia limited liability company,

MERCURY MICHIGAN COMPANY, LLC,
a Michigan limited liability company,

TERRA ENERGY COMPANY LLC,
a Michigan limited liability company, and

TERRA PIPELINE COMPANY LLC,
a Michigan limited liability company

By:	/s/ Randall H. Breitenbach
Name:	Randall H. Breitenbach
Title:	Co-Chief Executive Officer

PHOENIX PRODUCTION COMPANY,
a Wyoming corporation and

PREVENTIVE MAINTENANCE SERVICES LLC,
a Colorado limited liability company

By:	/s/ Halbert S. Washburn
Name: Halbert S. Washburn
Title: President

Signature Page to
First Amendment, Limited Waiver and Consent

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:	/s/ Richard Gould
Richard Gould
Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Richard Gould
Richard Gould
Senior Vice President

Credit Suisse, Cayman Islands Branch, as a lender

By:	/s/ Vanessa Gomez
Director

By:	/s/ Nupur Kumar
Associate

The Royal Bank of Scotland Plc, as a lender

By:	/s/ Lucy Walker
Vice President

Citibank, N.A., as a lender

By:	/s/ Todd J. Mogil
Vice President

Toronto Dominion (Texas) LLC, as a lender

By:	/s/ Debbie Brito
Authorized Signatory

JPMorgan Chase Bank, N.A., as a lender

By:	/s/ Michael A. Kamauf
Vice President

Lehman Brothers Commercial Bank, as a lender

By:	/s/ Richard Bloom
AVP

Signature Page to
First Amendment, Limited Waiver and Consent